UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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American Realty Capital Trust, Inc.

(Name of Registrant as Specified In Its Charter)

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AMENDED MERGER PROPOSAL

To the Stockholders of Realty Income Corporation and the Stockholders of American Realty Capital Trust, Inc.:

On September 6, 2012, Realty Income Corporation, which we refer to as Realty Income, and American Realty Capital Trust, Inc., which we refer to as ARCT, entered into an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which ARCT agreed to merge with and into a direct wholly owned subsidiary of Realty Income, which we refer to as Merger Sub. The merger agreement provided that each ARCT stockholder would receive 0.2874 of a share of Realty Income common stock for each share of ARCT common stock.

We are pleased to report that Realty Income and ARCT have entered into an amendment to the merger agreement, dated as of January 6, 2013, which we refer to as the amendment (and taken together with the merger agreement, the amended merger agreement) and which is attached as Annex A to this supplement and incorporated herein by reference. The purpose of the amendment is to provide ARCT stockholders with an additional payment in the amount of $0.35 in cash for each share of ARCT common stock. As a result, under the amended merger agreement, at the effective time of the merger, each issued and outstanding share of ARCT common stock will be automatically converted into the right to receive a combination of (a) $0.35 in cash, (b) 0.2874 of a share of Realty Income common stock and (c) cash payable in lieu of any fractional shares of Realty Income common stock, which we collectively refer to as the merger consideration. The additional cash consideration of $0.35 per share totals approximately $55.5 million in additional proceeds for the ARCT stockholders, of which approximately $52.5 million is being funded by Realty Income and $3.0 million by AR Capital LLC, which we refer to as ARC, including William M. Kahane, Chief Executive Officer, President and Director of ARCT, and Nicholas S. Schorsch, Chairman of the Board of Directors of ARCT. Accordingly, concurrently with the execution of the amendment, Realty Income entered into an amendment to the side letter agreement dated as of September 6, 2012, which we refer to as the side letter, with Mr. Schorsch and ARC, which amendment lowered the threshold on transaction expenses of ARCT for which Mr. Schorsch and ARC would be required to reimburse Realty Income.

Under the amended merger agreement, the exchange ratio remains fixed and will not be adjusted to reflect changes in the stock price of Realty Income common stock or ARCT common stock. As a result, the dollar value of the merger consideration that an ARCT stockholder will receive upon completion of the merger will depend on the market value of the Realty Income common stock at the time of closing of the merger, and such dollar value may be different from and higher or lower than the dollar value of the merger consideration calculated as of the date of this supplement. Realty Income common stock is listed on the New York Stock Exchange under the symbol “O” and ARCT common stock is listed on the NASDAQ Global Select Market under the symbol “ARCT.” On January 7, 2013, the last trading day before the date of this supplement, the closing price of Realty Income common stock was $41.75 per share.

In addition to the additional cash consideration, on January 7, 2013 Realty Income announced that upon the closing of the merger, its board of directors intends to increase the annualized dividend to Realty Income stockholders by $0.35 per share, to an annualized rate of $2.17 per share beginning with the February 2013 distribution. This represents a $0.22 increase to the original dividend increase of $0.13 per share that Realty Income estimated when the transaction was initially announced.

The merger cannot be completed unless (i) Realty Income stockholders approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the amended merger agreement by the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of Realty Income common stock, and (ii) ARCT stockholders approve the merger and the other transactions contemplated by the amended merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote.

The boards of directors of Realty Income and ARCT unanimously recommend that their respective stockholders vote “FOR” these proposals.

This supplement contains important information about Realty Income, ARCT, the amended merger agreement, the modified terms of the proposed merger and the special meetings. We encourage you to read this supplement and the joint proxy statement/prospectus, dated December 6, 2012, carefully before voting, including the section entitled “Risk Factors” beginning on page 23 of the joint proxy statement/prospectus, dated December 6, 2012.

Your vote is important. Whether or not you plan to attend Realty Income’s special meeting or ARCT’s special meeting, as applicable, and if you have not already submitted a proxy, please submit a proxy to vote your shares as promptly as possible.

Thomas A. Lewis Vice Chairman of the Board of Directors, Chief Executive Officer Realty Income Corporation	William M. Kahane Chief Executive Officer, President and Director American Realty Capital Trust, Inc.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or other transactions described in this supplement, or has passed upon the adequacy or accuracy of the disclosure in this supplement or the joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This supplement is dated January 8, 2013.

SUPPLEMENT DATED JANUARY 8, 2013

(To Joint Proxy Statement/Prospectus Dated December 6, 2012)

ADDITIONAL CASH CONSIDERATION OF $0.35 PER SHARE

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

YOUR VOTE IS VERY IMPORTANT

On or about December 6, 2012, Realty Income Corporation, a Maryland corporation, which we refer to as Realty Income, and American Realty Capital Trust, Inc., which we refer to as ARCT, mailed to their respective stockholders of record as of December 6, 2012 a definitive proxy statement/prospectus relating to a special meeting of their respective stockholders called in connection with the agreement and plan of merger, dated September 6, 2012, between Realty Income and ARCT, which we refer to as the merger agreement, pursuant to which ARCT agreed to merge with and into a direct wholly owned subsidiary of Realty Income.

We are pleased to report that Realty Income and ARCT have entered into an amendment to the merger agreement, dated as of January 6, 2013, which we refer to as the amendment (and taken together with the merger agreement, the amended merger agreement) and which is attached as Annex A to this supplement and incorporated herein by reference. The primary purpose of the amendment is to provide ARCT stockholders with an additional $0.35 in cash for each share of ARCT common stock. As a result, under the amended merger agreement, at the effective time of the merger, each issued and outstanding share of ARCT common stock will be automatically converted into the right to receive a combination of $0.35 in cash and 0.2874 of a share of Realty Income common stock.

The additional cash consideration of $0.35 per share totals approximately $55.5 million in additional proceeds for the ARCT stockholders, of which approximately $52.5 million is being funded by Realty Income and $3.0 million by AR Capital LLC, which we refer to as ARC, including William M. Kahane, Chief Executive Officer, President and Director of ARCT, and Nicholas S. Schorsch, Chairman of the Board of Directors of ARCT. Accordingly, concurrently with the execution of the amendment, Realty Income entered into an amendment to the side letter agreement dated as of September 6, 2012, which we refer to as the side letter, with Mr. Schorsch and ARC, which amendment lowered the threshold on transaction expenses of ARCT for which Mr. Schorsch and ARC would be required to reimburse Realty Income.

In addition to the additional cash consideration, on January 7, 2013 Realty Income announced that upon the closing of the merger, its board of directors intends to increase the annualized dividend to Realty Income stockholders by $0.35 per share, to an annualized rate of $2.17 per share beginning with the February 2013 distribution. This represents a $0.22 increase to the original dividend increase of $0.13 per share that Realty Income estimated when the transaction was initially announced.

ADDITIONAL INFORMATION

This prospectus supplement to the definitive joint proxy statement/prospectus incorporates by reference important business and financial information about Realty Income and ARCT from other documents filed with the SEC that are not included or delivered with this prospectus supplement. See “Where You Can Find More Information; Incorporation by Reference” beginning on page S-9.

Documents incorporated by reference are also available to Realty Income stockholders and ARCT stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Realty Income Corporation Attention: Corporate Secretary 600 La Terraza Boulevard Escondido, California 92025-3873 (760) 741-2111 www.realtyincome.com	American Realty Capital Trust, Inc. Attention: Corporate Secretary 405 Park Avenue, 14th Floor New York, New York 10022 (646) 937-6900 www.arctreit.com

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than January 9, 2013.

ABOUT THIS DOCUMENT

This prospectus supplement, which forms part of a registration statement on Form S-4 filed by Realty Income with the SEC, constitutes a supplement to the prospectus of Realty Income for purposes of the Securities Act of 1933, as amended, with respect to the shares of Realty Income common stock to be issued to ARCT stockholders in exchange for shares of ARCT common stock in connection with the proposed merger. This prospectus supplement also constitutes a supplement to the proxy statement for each of Realty Income and ARCT for purposes of the Securities Exchange Act of 1934, as amended.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated January 8, 2013. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. The issuance by Realty Income of shares of its common stock to ARCT stockholders in connection with the proposed merger will not create any implication to the contrary.

Annex A—First Amendment to Agreement and Plan of Merger

INTRODUCTION

We incorporate by reference in this supplement the information we included in the definitive proxy statement/prospectus dated December 6, 2012 we mailed on or about December 6, 2012 to Realty Income and ARCT stockholders of record as of the close of business on December 6, 2012. To the extent the information in this supplement differs from or updates the information contained in the definitive proxy statement/prospectus, the information in this supplement governs.

UPDATE TO QUESTIONS AND ANSWERS

The following sections provide brief answers to some of the more likely questions Realty Income stockholders and ARCT stockholders may have in connection with the amended merger agreement, the special meeting of Realty Income stockholders, the special meeting of ARCT stockholders and the merger. This section does not contain all of the information that is important to you. We urge you to read both this prospectus supplement and the definitive proxy statement/prospectus carefully, including the information we incorporated by reference in this prospectus supplement and the definitive proxy statement/prospectus.

Q:	Why am I receiving this supplement?

A:	We are sending you this supplement to the December 6 joint proxy statement/prospectus because on January 6, 2013, Realty Income and ARCT amended the merger agreement, dated September 6, 2012. This supplement provides information on the amended transaction and updates the December 6, 2012 joint proxy statement/prospectus that was previously mailed to you.

Q:	What are the significant changes in the amended merger agreement?

A:	The amendment to the merger agreement increases the merger consideration that an ARCT stockholder will have a right to receive after the closing of the merger to include cash consideration equal to $0.35 in cash per share of ARCT common stock. The exchange ratio remains fixed at 0.2874, as determined under the merger agreement prior to its amendment.

Q:	What will ARCT stockholders now receive in the merger?

A:	Upon completion of the merger, each issued and outstanding share of ARCT common stock will be converted automatically into the right to receive 0.2874 of a share of Realty Income common stock, par value $0.01 per share, and $0.35 in cash.

Q:	Does the ARCT board of directors support the amended merger agreement?

A:	Yes. The ARCT board of directors believes that the merger and the other transactions contemplated by the amended merger agreement are in the best interests of ARCT and its stockholders and recommends that ARCT stockholders vote “FOR” adoption of the merger proposal.

Q:	Does the Realty Income board of directors support the amended merger agreement?

A:	Yes. The Realty Income board of directors believes that the merger and the other transactions contemplated by the amended merger agreement are in the best interests of Realty Income and its stockholders and recommends that Realty Income stockholders vote “FOR” the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the amended merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the amended merger agreement.

Q:	What do I do if I have already submitted my proxy vote?

A:	If you have already submitted your proxy card and you do not want to change the way you previously voted, you need not do anything further and your proxy vote will be counted at the special meeting of Realty Income stockholders or ARCT stockholders, as applicable. If you have not previously voted, we urge you to complete, sign, date and promptly mail your proxy card or cast your vote in person at the special meeting of Realty Income stockholders or ARCT stockholders, as applicable, or deliver your proxy via the Internet or telephone by following the instructions printed on your proxy card and in the manner described in the definitive proxy statement/prospectus. If you wish to revoke or change the proxy you have already submitted, we urge you to complete, sign, date and promptly mail a new proxy card or cast your vote in person at the special meeting of Realty Income stockholders or ARCT stockholders, as applicable, or deliver your proxy via the Internet or telephone by following the instructions printed on your proxy card and in the manner described in the definitive proxy statement/prospectus. You may revoke your proxy in writing at any time before the proxies vote your shares at our special meeting in the manner we describe in the definitive proxy statement/prospectus.

Q:	What are the U.S. tax consequences of the merger?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the completion of the merger is conditioned on the receipt by each of ARCT and Realty Income of an opinion from its outside counsel to the effect that the merger will qualify as a reorganization. If the merger qualifies as a reorganization, an ARCT stockholder:

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will recognize gain, but not loss, upon receipt of Realty Income common stock and cash in exchange for its ARCT common stock in connection with the merger equal to the lesser of (i) the amount of cash received by the U.S. holder (excluding any cash received in lieu of fractional shares) and (ii) the excess of the “amount realized” by the U.S. holder over the U.S. holder’s tax basis in the ARCT common stock exchanged. The “amount realized” by the U.S. holder will equal the sum of the fair market value of the Realty Income common stock and the amount of cash received by such stockholder, except cash received in lieu of fractional shares of Realty Income common stock; and

•	will recognize gain (or loss) to the extent any cash received in lieu of a fractional share of Realty Income common stock exceeds (or is less than) such stockholder’s basis of the fractional share.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend on such stockholder’s circumstances. ARCT stockholders should read the discussion under the heading “Update to Material U.S. Federal Income Tax Consequences of the Merger” beginning on page S-7 of this joint proxy statement/prospectus and consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, you should contact:

If you are a Realty Income stockholder: Realty Income Corporation Attention: Corporate Secretary 600 La Terraza Boulevard Escondido, California 92025-3873 (760) 741-2111 www.realtyincome.com	If you are an ARCT stockholder: American Realty Capital Trust, Inc. Attention: Corporate Secretary 405 Park Avenue, 14th Floor New York, New York 10022 (646) 937-6900 www.arctreit.com

Proxy Solicitor: Georgeson Inc. 199 Water Street, 26th Floor New York, NY 10038-3560 Banks and Brokers Call (212) 440-9800 All Others Call Toll-Free (800) 314-4549 E-mail: realtyincome@georgeson.com	Proxy Solicitor: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Banks and Brokers Call (212) 269-5550 All Others Call Toll-Free (800) 714-3305 E-mail: americanrealty@dfking.com

UPDATE TO THE MERGER

Updated Background of the Merger

The definitive joint proxy statement/prospectus describes the background of the merger up to and including September 6, 2012, the date of the merger agreement was announced. The discussion below supplements that description up to and including the date of this prospectus supplement.

On or about December 6, 2012, ARCT and Realty Income mailed to each of its respective stockholders as of the December 6, 2012 record date the definitive joint proxy statement/prospectus dated December 6, 2012, in connection with their respective special meetings of stockholders that will take place on January 16, 2013. Following the mailing of the definitive joint proxy statement/prospectus, ARCT’s and Realty Income’s respective officers as well as representatives of Georgeson Inc., Realty Income’s proxy soliciting firm, and D.F. King & Co., Inc., ARCT’s proxy soliciting firm, began to contact various of Realty Income’s and ARCT’s respective stockholders to solicit proxies from them in favor of the proposals pertaining to the proposed acquisition.

Based on conversations with ARCT stockholders and proxy solicitors, and recently issued proxy recommendations, Realty Income concluded that there was some resistance to the proposed acquisition by a number of ARCT stockholders and the ability of ARCT to obtain the necessary stockholder approval was in doubt. It was noted that the modest decline in Realty Income’s stock price and the gap between the companies’ relative dividend rates were often cited by ARCT stockholders as issues. Realty Income management evaluated various actions it might take in view of the above assessment.

On January 3, 2012, Mr. Case and Mr. Schorsch discussed a potential proposal, subject to board approval, to amend the merger agreement to provide for a cash component in the merger consideration so that ARCT’s stockholders will receive merger consideration consisting of Realty Income common stock and a cash consideration. Realty Income and ARCT management also discussed that the potential cash consideration would be partially funded by ARCT management. Realty Income also indicated that it would consider increasing the post-merger dividend rate for the combined company.

On January 4, 2012, Mr. Case updated the Realty Income board of directors about the likelihood of ARCT obtaining its stockholder approval, the various actions Realty Income might take, management’s recommendation to add a cash component to the merger consideration and announce an increase to the post-merger dividend policy, and management’s negotiations with ARCT management to contribute to the cash component of the merger consideration. Realty Income’s board of directors concluded that nothing had come to their attention that would cause them to change their September 6, 2012 opinion as to the fairness, from a financial point of view, of the original merger consideration. Following extensive discussion, Realty Income’s board of directors voted unanimously to approve the amendment to the merger agreement and the other related transactions.

Also on January 4, 2012, Latham & Watkins LLP, which we refer to as Latham & Watkins, outside counsel to Realty Income, presented ARCT and their outside counsel, Proskauer Rose LLP, which we refer to as Proskauer, with a draft amendment to the merger agreement. The draft provided for an increase in the merger consideration in the form of a cash component of $0.35 per ARCT share payable to ARCT’s stockholders upon the consummation of the merger.

On January 5, 2012, Proskauer circulated to Realty Income and Latham & Watkins comments to the draft amendment to the merger agreement and a proposed amendment to the side letter with Mr. Schorsch and ARC, which amendment lowered the threshold on transaction expenses of ARCT above which Mr. Schorsch and ARC would be required to reimburse Realty Income from $15.0 million to $12.0 million.

Between January 4 and January 6, the parties discussed the terms of the amendments.

On January 6, Mr. Schorsch updated ARCT’s board of directors on the proposal Realty Income made to add a cash component to increase the merger consideration as well as Realty Income’s intention to increase the post-merger combined company dividend. ARCT’s board of directors reviewed the terms of the proposed amendment and the factors it had considered when it approved the original merger agreement. ARCT’s board of directors concluded that nothing had come to their attention that would cause them to change their September 6, 2012 opinion as to the fairness, from a financial point of view, of the original merger consideration. Mr. Schorsch also advised ARCT’s board of directors that the additional cash consideration that the amendment to the merger agreement contemplates and 0.2874 share of Realty Income common stock represented the maximum amount of merger consideration Realty Income would provide to ARCT stockholders. Following extensive discussion, ARCT’s board of directors voted unanimously to approve the amendment to the merger agreement.

On January 6, 2012, the relevant parties signed the amendment to the merger agreement and the amendment to the side letter. ARCT and Realty Income issued a joint press release before the open of the market on January 7, 2012 that publicly announced the amendment to the merger agreement and the amendment to the side letter, as well as Realty Income’s intended post-merger dividend policy. The joint press release indicated that the additional cash consideration payable by Realty Income pursuant to the amendment to the merger amendment represented the maximum amount of merger consideration Realty Income would provide to ARCT’s stockholders.

Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger

The definitive proxy statement/prospectus describes ARCT’s reasons for the merger up to and including December 6, 2012. The discussion below supplements that description up to and including the date of this supplement.

In reaching its decision to recommend that ARCT stockholders vote to approve the merger and the other transactions contemplated by the amended merger agreement, the ARCT board of directors was mindful of the matters described in the section entitled “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” beginning on page 66 of the definitive proxy statement/prospectus. The ARCT board of directors expressed its belief that those matters were still applicable. In addition, the ARCT board of directors considered, among other things, the following additional factors:

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Increased Merger Consideration. The ARCT board of directors considered the value of the increased merger consideration to be received by ARCT stockholders in the merger, including the fact that ARCT stockholders will receive, for each share of ARCT common stock that they own, the cash consideration consisting of $0.35 in cash, in addition to the stock consideration consisting of 0.2874 of a share of Realty Income common stock, together with cash payable in lieu of fractional shares. Further, the ARCT board of directors considered that the merger consideration in the amended merger agreement was an increase from the original merger consideration that Goldman Sachs had previously determined was fair, from a financial point of view, to the holders of shares of ARCT common stock. See the section entitled “The Merger—Opinion of ARCT’s Financial Advisor” beginning on page 88 of the definitive proxy statement/prospectus and the Opinion of Goldman, Sachs & Co. attached as Annex F to the definitive proxy statement/prospectus.

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Increased Realty Income Dividend. The ARCT board of directors considered Realty Income’s announcement that upon the closing of the merger, its board of directors intends to increase the annualized dividend to Realty Income stockholders by $0.35 per share, to an annualized rate of $2.17 per share beginning with the February 2013 distribution. This represents a $0.22 increase to the original dividend increase of $0.13 per share that Realty Income estimated when the transaction was initially announced.

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No Alternative Offer. The ARCT board of directors considered that, since the announcement of the proposed merger with Realty Income on September 6, 2012, ARCT had not received an acquisition proposal from any other party.

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Increased Support for the Merger by ARCT’s Stockholders Based on Increased Merger Consideration. The ARCT board of directors considered indications by its stockholders that there would likely be increased stockholder support for approving the merger with Realty Income if Realty Income increased the original merger consideration.

•	Best and Final Offer. The ARCT board of directors considered Realty Income’s statement that the additional cash consideration constituted Realty Income’s best and final offer.

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Consideration of Other Factors. The ARCT board of directors reconsidered ARCT’s stand-alone prospects and again determined that a merger with Realty Income was in the best interests of ARCT and its stockholders. The ARCT board of directors also considered the input of its management, its financial advisors and its legal counsel on strategic alternatives other than the merger with Realty Income, including continuing operations as an independent entity. The ARCT board of directors also considered the likelihood and timing of completing the merger with Realty Income.

In addition to taking into account the foregoing factors, ARCT’s board of directors also considered the following potentially negative factors in reaching its decision to approve the amended merger agreement.

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Realty Income’s Stock Price. The ARCT board of directors considered the price volatility of Realty Income common stock and the possibility that the trading value at the time of the closing of the merger could be below the trading prices prevailing around the time of entry into the amended merger agreement, and that due to the fixed exchange ratio, ARCT stockholders would not receive additional shares of Realty Income stock should Realty Income’s stock price decline.

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Taxable Transaction. The ARCT board of directors considered, in light of the cash consideration being offered pursuant to the amended merger agreement, that the merger with Realty Income will not be tax-free to ARCT stockholders, for U.S. federal income tax purposes, in respect of the cash portion of the merger consideration and the cash received for any fractional shares.

Although the foregoing discussion sets forth the material factors considered by the ARCT board of directors in reaching its recommendation, it may not include all of the factors considered by the ARCT board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the ARCT board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The ARCT board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the ARCT board of directors concluded that the potential positive factors described above, as well as the potential positive factors described in the section entitled “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” beginning on page 66 of the definitive proxy statement/prospectus, significantly outweighed the negative factors described above, as well as the neutral and negative factors described in the section entitled “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” beginning on page 66 of the definitive proxy statement/prospectus. The recommendation was made after consideration of all of the factors as a whole. This explanation of ARCT’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 31 of the definitive proxy statement/prospectus.

The ARCT board of directors also considered the interests that certain executive officers and directors of ARCT may have with respect to the merger in addition to their interests as stockholders of ARCT generally (see the section entitled “The Merger—Interests of ARCT’s Directors and Executive Officers in the Merger” beginning on page 100 of the definitive proxy statement/prospectus), which the ARCT board of directors considered as being neutral in its evaluation of the proposed transaction.

Under the amended merger agreement, each issued and outstanding share of ARCT common stock will be automatically converted into the right to receive a combination of $0.35 in cash and 0.2874 of a share of Realty Income common stock. The exchange ratio remains fixed at 0.2874 and will not be adjusted to reflect changes in the stock price of Realty Income common stock or ARCT common stock.

ARCT is requesting that ARCT stockholders approve the merger and the other transactions contemplated by the amended merger agreement. Approval of the proposal to approve the merger and the other transactions contemplated by the amended merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT common stock entitled to vote on such proposal.

Recommendation of ARCT’s Board of Directors

ARCT’s board of directors has unanimously (i) determined that the amended merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT and its stockholders, and (ii) approved the amended merger agreement, the merger and the other transactions contemplated thereby. ARCT’s board of directors unanimously recommends that ARCT stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the amended merger agreement.

Recommendation of Realty Income’s Board of Directors and Its Reasons for the Merger

In reaching its decision to recommend that Realty Income’s stockholders vote to approve the issuance of shares of Realty Income common stock pursuant to the amended merger agreement, the Realty Income board of directors was mindful of the matters described in the section entitled “The Merger—Recommendation of Realty Income’s Board of Directors and Its Reasons for the Merger” beginning on page 64 of the definitive proxy statement/prospectus. The Realty Income board of directors continues to believe that those matters are still applicable.

Realty Income’s board of directors continues to support the deal for the reasons indicated in the definitive proxy statement/prospectus. Realty Income’s board of directors has unanimously (i) determined that the amended merger agreement and the merger, including the issuance of Realty Income common stock in connection with the merger, are advisable and in the best interests of Realty Income and its stockholders; (ii) approved the amended merger agreement, the merger and the other transactions contemplated thereby; and (iii) approved the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the amended merger agreement. Realty Income’s board of directors unanimously recommends that you vote FOR the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the amended merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Realty Income common stock to ARCT stockholders pursuant to the amended merger agreement.

UPDATE TO MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is intended to replace, in its entirety, the discussion in the joint proxy statement/prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of Latham & Watkins LLP and Proskauer Rose LLP, the merger of ARCT with and into Merger Sub will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

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a U.S. holder will recognize gain, but not loss, upon receipt of Realty Income common stock and cash in exchange for its ARCT common stock in connection with the merger equal to the lesser of (i) the amount of cash received by the U.S. holder (excluding any cash received in lieu of fractional shares) and (ii) the excess of the “amount realized” by the U.S. holder over the U.S. holder’s tax basis in the ARCT common stock exchanged. The “amount realized” by the U.S. holder will equal the sum of the fair market value of the Realty Income common stock and the amount of cash received by such stockholder, except cash received in lieu of fractional shares of Realty Income common stock, as discussed below.

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a U.S. holder’s aggregate tax basis in the Realty Income common stock received in the merger will equal the U.S. holder’s aggregate tax basis in its ARCT shares surrendered pursuant to the merger, reduced by the portion of the U.S. holder’s tax basis in such ARCT shares allocable to a fractional share of Realty Income common stock and increased by the amount of cash the U.S. holder receives and gain that the U.S. holder recognizes (excluding any gain or loss from the deemed receipt and redemption of fractional shares described below). If a U.S. holder acquired any of its shares of ARCT common stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of Realty Income common stock received in the merger. U.S. holders that hold multiple blocks of ARCT common stock should consult their tax advisors regarding the proper allocation of their basis among shares of Realty Income common stock received in the merger under these Treasury Regulations.

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the holding period of the Realty Income common stock received by a U.S. holder in connection with the merger will include the holding period of the ARCT common stock surrendered in connection with the merger.

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cash received by a U.S. holder in lieu of a fractional share of Realty Income common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Realty Income, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share.

Any gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the U.S. holder’s holding period in its ARCT shares is greater than one year at the time of the merger. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax

An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes net gain from the sale, exchange or other taxable disposition of stock. U.S. holders should consult their tax advisors with respect to the applicability of this tax to the disposition of their ARCT common stock.

UPDATE TO LITIGATION RELATING TO THE MERGER

The definitive proxy statement/prospectus describes certain pending litigation related to the merger agreement up to and including December 6, 2012, the date of the definitive proxy statement/prospectus. The discussion below supplements that description up to and including the date of this prospectus supplement.

On January 6, 2013, in the consolidated action before the Circuit Court for Baltimore City, Maryland captioned In re American Capital Realty Trust, Inc. Shareholder Litigation, No. 24–C–12–005306, which we refer to as the Maryland Action, defendants ARCT, members of the ARCT board of directors, Realty Income and Tau Acquisition LLC entered into a memorandum of understanding with plaintiffs in the Maryland Action regarding settlement of all claims asserted on behalf of the alleged class of ARCT stockholders. In connection with the settlement contemplated by the memorandum of understanding, the Maryland Action and all claims asserted in that litigation will be dismissed, subject to court approval. For further details on the proposed settlement terms, please see the Current Report on Form 8-K filed by ARCT on January 8, 2013.

There are two outstanding actions filed on behalf of alleged ARCT stockholders related to the merger: a class action and shareholder derivative action in the United States District Court for the District of Maryland captioned Goldwurm v. American Realty Capital Trust, Inc., et al., No. 1:12–cv–03516–JKB, which we refer to as the Federal Action, and a consolidated putative class action in the Supreme Court of the State of New York for New York captioned In re American Realty Capital Trust Shareholders Litigation, No. 653300–2012, which we refer to as the New York Action.

In the Federal Action, on December 12, 2012, plaintiff moved for expedited discovery. Defendants moved to stay the Federal Action on December 13, 2012, and moved to dismiss it on December 19, 2012. On December 21, 2012, the Court indicated that it will decide defendants’ motion to stay prior to addressing plaintiff’s motion for expedited discovery or defendants’ motions to dismiss. The Court has not yet set a hearing date for defendants’ motion to stay.

In the New York Action, the Court stayed the case in favor of the Maryland Action on November 9, 2012, and the case remains stayed.

Realty Income and ARCT management believe that the outstanding actions have no merit and continue to defend vigorously against them.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Realty Income and ARCT file reports and other information with the SEC. Realty Income stockholders and ARCT stockholders may read and copy these reports, statements or other information filed by Realty Income and ARCT at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Realty Income and ARCT, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Realty Income has filed a registration statement on Form S-4, or registration statement, to register with the SEC the shares of Realty Income common stock to be issued to ARCT stockholders pursuant to the merger agreement. This prospectus supplement forms a part of that registration statement and constitutes a supplement to the prospectus of Realty Income, in addition to being a supplement to the proxy statement of Realty Income for its special meeting and of ARCT for its special meeting. The registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about Realty Income and ARCT. As allowed by SEC rules, this prospectus supplement does not contain all the information Realty Income stockholders and ARCT stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Realty Income and ARCT to “incorporate by reference” information into this prospectus supplement. This means that Realty Income and ARCT can disclose important information to Realty Income stockholders and ARCT stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that Realty Income and ARCT have previously filed with the SEC. They contain important information about Realty Income and ARCT and the financial condition of each company.

Realty Income SEC Filings (File No. 001-13374)	Period and/or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2011

Quarterly Report on Form 10-Q	Quarters ended March 31, 2012 and June 30, 2012

Current Reports on Form 8-K	Filed on February 3, 2012, February 13, 2012, February 22, 2012, March 22, 2012, April 17, 2012, May 9, 2012, May 11, 2012, June 21, 2012, September 6, 2012 (but only with respect to the information appearing under Item 1.01 and Exhibits 2.1, 99.1, 99.2 and 99.3 thereto), October 1, 2012 (except for information filed under Item 7.01), October 5, 2012, October 10, 2012, November 1, 2012 and January 7, 2013

Definitive Proxy Statement on Schedule 14A	Filed on March 30, 2012

Description of Realty Income capital stock included in its Registration Statement on Form 8-B, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.

Filed on July 29, 1997

ARCT SEC Filings (File No. 001-35439)	Period and/or Date Filed

Annual Report on Form 10-K/A	Fiscal year ended December 31, 2011

Quarterly Report on Form 10-Q	Quarters ended March 31, 2012 and June 30, 2012

Current Reports on Form 8-K	Filed on February 15, 2012, February 29, 2012, March 1, 2012 (but only with respect to the information appearing under Item 8.01 and Exhibit 99.1 thereto), March 6, 2012 (as amended by Current Report on Form 8-K/A filed on August 16, 2012), March 13, 2012 (but only with respect to the information appearing under Item 8.01 and Exhibits 99.1 and 99.2 thereto), March 14, 2012, March 29, 2012, March 30, 2012 (but only with respect to the information appearing under Items 2.03 and 8.01 and Exhibits 99.1 and 99.2 thereto), April 5, 2012, April 18, 2012, April 30, 2012, May 4, 2012, June 6, 2012, June 12, 2012, June 18, 2012, July 3, 2012, July 6, 2012, July 13, 2012 (as amended by Current Report on Form 8-K/A filed on July 18, 2012), August 1, 2012, August 20, 2012, August 21, 2012, September 6, 2012, September 12, 2012, October 2, 2012, October 12, 2012, October 31, 2012, December 12, 2012, December 21, 2012, January 2, 2013, January 7, 2013 and January 8, 2013

Definitive Proxy Statement on Schedule 14A	Filed on May 21, 2012

Description of ARCT capital stock included in its Registration Statement on Form 8-A	Filed on February 22, 2012

In addition, Realty Income and ARCT incorporate by reference additional documents that they may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the dates of Realty Income’s special stockholder meeting and ARCT’s special stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Realty Income and ARCT also incorporate by reference the amendment attached to this prospectus supplement as Annex A.

Realty Income has supplied all information contained in or incorporated by reference into prospectus supplement relating to Realty Income and Merger Sub, and ARCT has supplied all information contained in this prospectus supplement relating to ARCT.

Documents incorporated by reference are available to Realty Income stockholders and ARCT stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. Realty Income stockholders and ARCT stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a Realty Income stockholder:

Realty Income Corporation

Attention: Corporate Secretary

600 La Terraza Boulevard

Escondido, California 92025-3873

(760) 741-2111

www.realtyincome.com

If you are an ARCT stockholder:

American Realty Capital Trust, Inc.

Attention: Corporate Secretary

405 Park Avenue, 14th Floor

New York, New York 10022

(646) 937-6900

www.arctreit.com

In order for Realty Income stockholders and ARCT stockholders to receive timely delivery of the requested documents in advance of Realty Income’s special stockholder meeting and ARCT’s special stockholder meeting, Realty Income or ARCT, as applicable, should receive such request by no later than January 9, 2013.

If you have any questions about the merger or how to submit your proxy you can also contact Georgeson Inc., Realty Income’s proxy solicitor, or D.F. King, ARCT’s proxy solicitor, at the following addresses and telephone numbers:

Georgeson Inc. 199 Water Street, 26th Floor New York, NY 10038-3560 Banks and Brokers Call (212) 440-9800 All Others Call Toll-Free (800) 314-4549 E-mail: realtyincome@georgeson.com	D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Banks and Brokers Call (212) 269-5550 All Others Call Toll-Free (800) 714-3305 E-mail: americanrealty@dfking.com

Realty Income stockholders and ARCT stockholders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at Realty Income’s website, www.realtyincome.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at ARCT’s website, www.arctreit.com, by selecting “Investor Relations” and then selecting “Financial Information.” Information not filed with the SEC, but contained on Realty Income’s and ARCT’s websites, is expressly not incorporated by reference into this prospectus supplement.

Realty Income and ARCT are not incorporating the contents of the websites of the SEC, Realty Income, ARCT or any other person into this prospectus supplement. Realty Income and ARCT are providing only the information about how to obtain certain documents that are incorporated by reference into this prospectus supplement at these websites for the convenience of Realty Income stockholders and ARCT stockholders.

Realty Income and ARCT have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this prospectus supplement or in any of the materials that are incorporated into this prospectus supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus supplement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement does not extend to you. The information contained in this prospectus supplement is accurate only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 6, 2013 is entered into by and among Realty Income Corporation, a Maryland corporation (“Parent”), Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, and American Reality Capital Trust, Inc., a Maryland corporation (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of September 6, 2012, by and among the Parties (the “Agreement”).

WHEREAS, Section 8.4 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties wish to amend the Agreement in order to add a cash component to the Merger Consideration as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendments to Agreement.

(a) Section 1.1(b) of the Agreement is amended by adding the following terms:

“Cash Consideration	Section 3.1(b)
Stock Consideration	Section 3.1(b)”

(b) The first sentence of Section 3.1(b) of the Agreement is deleted in its entirety and replaced with the following:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive (i) 0.2874 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares (the “Stock Consideration”) of common stock, par value $0.01 per share of Parent (the “Parent Common Stock”), and (ii) $0.35 in cash (the “Cash Consideration”), subject to adjustment as provided in Section 3.1(d) (collectively, the “Merger Consideration”).”

(c) The second sentence of Section 3.2(a) of the Agreement is deleted in its entirety and replaced with the following:

“On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) cash in immediately available funds and certificates representing the shares of Parent Common Stock sufficient to pay the Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.2(d) (such certificates representing shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock.”

(d) The first sentence of Section 3.2(c)(ii) of the Agreement is deleted in its entirety and replaced with the following:

“Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Stock Consideration for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III plus a check or wire transfer representing the Cash Consideration for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III, the amount of cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b) and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d), to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled.”

(e) The third sentence of Section 5.3(a) of the Agreement is deleted in its entirety and replaced with the following:

“All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.”

(f) Section 5.22 of the Agreement is deleted in its entirety and replaced with the following:

“Sufficient Funds. Parent has available, and Parent will provide Merger Sub at the Effective Time, sufficient cash or lines of credit available to pay the Cash Consideration, the Fractional Share Consideration, any and all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and any related fees and expenses.”

2. Full Force and Effect; Amendment. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

3. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Amendment. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Amendment. When a reference is made in this Amendment to a Section, such reference shall be to a Section of this Amendment, unless otherwise indicated. The headings for this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

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4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible.

5. Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

6. Governing Law. This Amendment and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Amendment or the actions of any Party in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

7. Consent to Jurisdiction.

(a) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Amendment or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Maryland state or federal court.

(b) Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Amendment, on behalf of itself or its property, by personal delivery of copies of such process to such Party and nothing in this Section 7 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Amendment or the transactions contemplated by this Amendment, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Amendment or the transactions contemplated by this Amendment in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Parties agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

REALTY INCOME CORPORATION

By:	/s/ Gary M. Malino
	Name:	Gary M. Malino
	Title:	President and Chief Operating Officer

TAU ACQUISITION LLC

By: Realty Income Corporation, its sole member

By:	/s/ Gary M. Malino
	Name:	Gary M. Malino
	Title:	President and Chief Operating Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

AMERICAN REALTY CAPITAL TRUST, INC.

By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]